Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2026 relating to the financial statements of Abeona Therapeutics Inc., appearing in the Annual Report on Form 10-K of Abeona Therapeutics Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche, LLP

Morristown, New Jersey

June 26, 2026